(logo) SEATTLE                                             Administrative Office
       MORTGAGE                                      229 Queen Anne Avenue North
       A MORTGAGE BANKER                                       Seattle, WA 98109
                                                        Toll Free 1-800-643-6610
                                                                  (206) 281-1500
                                                              Fax (206) 281-5315
                                                  http://www.seattlemortgage.com

                              Management Assertion




Except for as stated in the following paragraph, Seattle Mortgage Company and Subsidiary (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS as for the year ended June 30, 1996.

The procedures employed by the Company do not include maintaining a copy of property insurance policies for mortgage loans serviced for others; therefore, our tests did not include tests relating to property insurance policies.

As of and for this same period, the Company had in effect a fidelity bond in the amount of $1,750,000 and an errors and omissions policy in the amount of $2,000,000.


/s/ Randall L. Weber
Randall L. Weber
Executive Vice President, Seattle Mortgage Company

/s/Don Delzell
Don Delzell
Vice President Servicing, Seattle Mortgage Company



Dated: September 20, 1996